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2. Announcement by Magnum Sports & Entertainment, Inc. dated December 12, 2000 of letter of intent to purchase Ford Models, Inc.

FOR IMMEDIATE RELEASE                                          December 12, 2000
PRESS CONTACT: Susan Blond/ Samantha Kleier
               Susan Blond, Inc.
               212.333.7728 x119
               Samantha@susanblondinc.com
               --------------------------

                 MAGNUM SPORTS & ENTERTAINMENT, INC. TO PURCHASE
                               FORD MODELS, INC.

NEW YORK, NY -- Magnum Sports & Entertainment, Inc. (Nasdaq:MAGZ) has signed a letter of intent to acquire the legendary modeling agency Ford Models, Inc., which has been instrumental in the careers of Kim Basinger, Christie Brinkley, Cheryl Tiegs, Rene Russo, Vendela, Ali McGraw, Veronica Webb and Stephanie Seymour over an illustrious fifty-four year history. Terms and price of the acquisition, which is slated to close early next year, have not been disclosed.

With this announcement, Robert M. Gutkowski and Charles A. Koppelman, President/CEO and Chairman of Magnum, respectively, will join with Katie Ford, CEO of Ford Models, in expanding the Ford family's decades of experience in the fashion modeling business across all facets of the entertainment industry. By joining forces, Magnum will enable Katie Ford and her management team to define and execute the strategy of adding individuals and companies to complement Ford's strengths. Says Ford, "We are very excited about the ability this gives us to continue our worldwide expansion while maintaining our family values. As the CEO of Ford, I have been approached many times regarding possible mergers, but never felt comfortable until I met Bob and Charles and realized that their vision was the same as mine."

Magnum will maintain Ford's existing management staff and will grow the company with additional opportunities in music, sports and entertainment. Says Gutkowski, "We are thrilled to join forces with Katie Ford as our partner in Magnum's first acquisition. With the Ford management team continuing at the helm, we intend to expand the prestigious Ford brand in the worlds of sports, music and entertainment on a global basis. For Magnum, Ford is the first and most important building block in the creation of a multi-dimensional talent management, marketing and content company that will be able to leverage its clientele across all facets of the entertainment business. With Ford's presence in eleven cities around the world, Magnum immediately obtains a global reach."

Koppelman says, "With Magnum, Bob and I envision creating a new template of entertainment company in which talent--athletes, musicians, models and actors--would

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leverage their celebrity across the entertainment and corporate spectrum. Ford's reputation and success are unparalleled in the world of fashion. Katie will join Bob and me on the Magnum board. We look forward to working closely with her to achieve our objectives."

This groundbreaking step allows Ford to take a pioneering role in the convergence of all forms of entertainment. As it exists today, Ford is a management company that specializes in modeling but already has an active music and sports division. By becoming one of Magnum's four pillars (Fashion, Sports, Music and Entertainment), Ford will be able to enhance its models' careers.

Koppelman, who has graced the cover of Forbes magazine, sold his SBK Records to EMI in 1989 to become the Chairman of EMI Records Group, where he was instrumental in the careers of Frank Sinatra, Barbra Streisand, Garth Brooks, Tracy Chapman and others. He is currently the Chairman of Steve Madden, Ltd. and creator of the apparel industry's first investment grade asset-backed securities, the "Bill Blass Bonds." Gutkowski, as the former President and CEO of The Marquee Group, which he took public in 1996, created an innovative and successful sports-oriented entertainment and marketing company through the acquisition of twelve companies that he later sold to SFX Entertainment for over $100 million. Prior to that, he was the President of Madison Square Garden, where he was responsible for the operations of the New York Knickerbockers, New York Rangers, which won the 1994 Stanley Cup Championship, MSG Communications, including MSG Network, MSG Entertainment and the MSG Facilities Group. While President of the MSG Network, Gutkowski negotiated the landmark twelve-year $486 million deal to telecast New York Yankees baseball and the network grew to become the nation's largest and most profitable regional sports network.

Ford Models is the most prestigious fashion modeling agency in the world, which has created the standards for how all fashion model agencies are managed. Ford's supermodel roster includes Kim Basinger, Christie Brinkley, Cheryl Tiegs, Rene Russo, Vendela, Jerry Hall, Rachel Hunter, Stephanie Seymour, as well as today's hottest faces including Erin O'Connor, Sophie Dahl and Noemie Lenoir. From its world headquarters in SoHo New York, Ford is remarkable for setting the trend in the fashion industry. Founded in 1946 by Eileen and Jerry Ford, Ford now has offices in eleven cities, including New York, Los Angeles, Miami, Toronto, Paris, San Paolo, Rio de Janeiro, and Buenos Aires.

The consummation of the transaction is subject to the ability of the Company to negotiate and enter into a definitive acquisition agreement to acquire Ford Models, Inc., the ability of the Company to procure the necessary financing to complete the transaction, the

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possibility of requiring stockholder approval and obtaining other regulatory approvals and consent.

Magnum Sports & Entertainment, Inc. is a public company listed on the Nasdaq Small Cap Market (Nasdaq:MAGZ). Led by Bob Gutkowski and Charles Koppelman, President and CEO, and Chairman, respectively, Magnum has begun to execute a plan to become a leading talent-oriented entertainment company with focus on talent management, marketing and content. Magnum currently provides representation and marketing services to a number of professional football players and NASCAR drivers and racing teams.

This release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "will" and "should" and similar expressions reflecting something other than historical fact are intended to identify such statements. These forward-looking statements involve a number of risks and uncertainties, including, but not limited to: the success and achievement of the athletes managed by the Company; demand for their services; the ability of the Company to attract additional clients; the effect of the Company's accounting policies; and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. The Company's ability to consummate additional acquisitions also is dependent upon the company's ability to secure additional financing.

SOURCE  Magnum Sports & Entertainment, Inc.